Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212639

STRATEGIC STORAGE TRUST IV, INC.

SUPPLEMENT NO. 2 DATED JUNE 20, 2018

TO THE PROSPECTUS DATED APRIL 26, 2018

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust IV, Inc. dated April 26, 2018 and Supplement No. 1 dated May 18, 2018. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

●	an update on the status of our public offering;

●	an update and related disclosures regarding our new transfer agent;

●	an update regarding the potential acquisition of a property in Naples, Florida;

●	an update to our executive officers; and

●	a revised subscription agreement.

Status of Our Offering

On January 25, 2017, we sold $7.5 million in Class A shares, or approximately 360,577 Class A shares, to an institutional account investor pursuant to a private offering transaction. On March 17, 2017, our public offering was declared effective. As of June 13, 2018, in connection with our public offering, we have received gross offering proceeds of approximately $72.2 million, consisting of approximately $44.7 million from the sale of approximately 1.8 million Class A shares, approximately $21.9 million from the sale of approximately 905,000 Class T shares, and approximately $5.6 million from the sale of approximately 245,000 Class W shares. As of June 13, 2018, approximately $1.0 billion in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Transfer Agent

Effective as of June 14, 2018, we entered into a transfer agency and registrar services agreement with Strategic Transfer Agent Services, LLC (our “transfer agent”). The transfer agent is an affiliate of our sponsor, as our sponsor is the owner and manager of our transfer agent. Accordingly, our prospectus is hereby updated as described below. The relevant portions of the “Prospectus Summary” section of our prospectus are also hereby updated, as applicable, in accordance with the updates below.

The following replaces the risk factor on the cover page that states: “There are substantial conflicts of interest among us and our sponsor, advisor, property manager and dealer manager.”

●	There are substantial conflicts of interest among us, our sponsor, advisor, property management, transfer agent and dealer manager.

The following is added as an additional risk factor under the “Risk Factors — Risks Related to Conflicts of Interest” subsection of our prospectus.

Strategic Transfer Agent Services, LLC, our transfer agent, has a limited operating history and a failure by our transfer agent to perform its functions for us effectively may adversely affect our operations.

Our transfer agent is a related party which was recently launched as a new business. While it is a registered transfer agent with the SEC, the business was formed on October 21, 2017 and has not had any significant operations to date. Because of its limited experience, there is no assurance that our transfer agent will be able to effectively provide transfer agent and registrar services to us. Furthermore, our transfer agent will be responsible for supervising third party service providers who may, at times, be responsible for executing certain transfer agent and registrar services. If our transfer agent fails to perform its functions for us effectively, our operations may be adversely affected.

The following is added to the “Questions and Answers About This Offering” section of our prospectus, as the second-to-last question and answer in that section:

Q:	Who is the transfer agent?

A:	The name and address of the transfer agent is as follows:

Strategic Transfer Agent Services, LLC

10 Terrace Road

Ladera Ranch, California 92694

(866) 418-5144

Strategic Transfer Agent Services, LLC, or our transfer agent, will provide transfer agent services to us and subscribers of our shares. Our sponsor is the owner and manager of our transfer agent. For more detail about our transfer agent, see “Management — Affiliated Companies — Transfer Agent.”

The following is added as a new subsection under the “Management” section of our prospectus.

The Transfer Agent Agreement

Pursuant to our transfer agent agreement, which was approved by our independent directors, our transfer agent will provide transfer agent and registrar services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: processing subscription agreements, providing customer service to our stockholders, processing payment of any sales commission and dealer manager fees associated with a particular purchase, processing the distributions and any servicing fees with respect to our shares and issuing regular reports to our stockholders. Our transfer agent may retain and supervise third party vendors in its efforts to administer certain services. We also expect that our transfer agent will conduct transfer agent and registrar services for other non-traded REITs sponsored by our sponsor.

The initial term of the transfer agent agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the transfer agent agreement upon 90 days’ prior written notice. In the event that we terminate the transfer agent agreement, other than for cause, we will pay our transfer agent all amounts that would have otherwise accrued during the remaining term of the transfer agent agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

We paid our transfer agent a one-time setup fee, and will pay our transfer agent other monthly fees and reimbursements. For a detailed discussion of such fees and reimbursements, see the “Management Compensation” section of this prospectus.

The following is added as a new subsection under the “Management — Affiliated Companies” subsection of our prospectus.

Our Transfer Agent

Our sponsor is the owner and manager of our transfer agent, which is a registered transfer agent with the SEC. Our transfer agent will process your subscription agreement or certain forms directly, as well as provide customer service to you. These services will include, among other things, processing payment of any sales commission and dealer manager fees associated with a particular purchase, as well as processing the distributions and any servicing fees with respect to your shares. Additionally, our transfer agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our transfer agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. We also expect that our transfer agent will conduct transfer agent and registrar services for other non-traded REITs sponsored by our sponsor.

The following is added within the “Acquisition and Operational Stage” subsection of the table contained in the “Management Compensation” section of our prospectus:

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering
Transfer Agent and Registrar Fees (Transfer Agent) (13)	We paid our transfer agent a one-time setup fee of $50,000. In addition, we will pay our transfer agent the following fees: (i) a fixed fee of $8,000 per quarter, (ii) a one-time account setup fee of $30 per account and (iii) a monthly fee of $3.10 per open account per month. In addition, we will reimburse our transfer agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our transfer agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon request of our transfer agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.	Not determinable at this time.

(13)

Pursuant to our transfer agent agreement, our transfer agent will provide transfer agent and registrar services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: processing subscription agreements, providing customer service to our stockholders, processing payment of any sales commission and dealer manager fees associated with a particular purchase, processing the distributions and any servicing fees with respect to our shares and issuing regular reports to our stockholder. Our transfer agent may retain and supervise third party vendors in its efforts to administer certain services. We also expect that our transfer agent will conduct transfer agent and registrar services for other non-traded REITs sponsored by our sponsor. The fees we pay our transfer agent are fixed for the first 12 months of the transfer agent agreement and are then subject to annual adjustment as mutually agreed upon by the parties. The initial term of the agreement is three years, but either party may terminate the agreement upon 90 days’ prior written notice. In the event that we terminate the agreement, other than for cause, we will pay our transfer agent all amounts that would have otherwise accrued during the remaining term of the agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

The following is added as a new subsection under the “Conflicts of Interest” section of our prospectus.

Transfer Agent

Our sponsor is the owner and manager of our transfer agent, which is a registered transfer agent with the SEC. Our transfer agent will process your subscription agreement or certain forms directly, as well as provide customer service to you. These services will include, among other things, processing payment of any sales commission and dealer manager fees associated with a particular purchase, as well as processing the distributions and any servicing fees with respect to your shares. Additionally, our transfer agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our transfer agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. We also expect that our transfer agent will conduct transfer agent and registrar services for other non-traded REITs sponsored by our sponsor.

It is the duty of our board of directors to evaluate the performance of our transfer agent. The fees to be paid to our transfer agent are based on a one-time initial setup fee, a fixed quarterly fee, one-time account setup fees and monthly open account fees. In addition, we will reimburse our transfer agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our transfer agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our transfer agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it. For a detailed discussion of the anticipated fees to be paid to our transfer agent, see the “Management Compensation” section of this prospectus.

Potential Acquisition of a Property in Naples, Florida

On June 6, 2018, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Naples Purchase Agreement”) for the acquisition of a self storage facility located in Naples, Florida (the “Naples Property”).

The Naples Property is a self storage facility that contains approximately 77,900 net rentable square feet of storage space and 660 rental units. The purchase price for the Naples Property is approximately $27.3 million, plus closing and acquisition costs. We expect the acquisition of the Naples Property to close in the third quarter of 2018. We expect to fund such acquisition with net proceeds from our initial public offering and potential future debt financing.

Pursuant to the Naples Purchase Agreement, we will be obligated to purchase the Naples Property only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Naples Property generally based upon:

●	our ability to raise sufficient net proceeds from our initial public offering and obtain debt or other financing;

●	satisfactory completion of due diligence on the Naples Property and the seller of the Naples Property;

●	approval by our board of directors to purchase the Naples Property;

●	satisfaction of the conditions to the acquisition in accordance with the Naples Purchase Agreement; and

●	no material adverse changes relating to the Naples Property, the seller of the Naples Property or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Naples Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $500,000 in earnest money as a result.

Other properties may be identified in the future that we may acquire prior to or instead of the Naples Property. Due to the considerable conditions to consummation of the acquisition of the Naples Property, we cannot make assurance that the closing of the Naples Property is probable.

Executive Officers and Directors

On June 11, 2018, Ken Morrison informed us of his intention to resign from his position as our Chief Operations Officer, as well as his positions with our sponsor and its affiliates. Mr. Morrison’s resignation was for personal reasons and not related to any disagreement with us, our management, or any of our operations, policies or practices. During this transitional period, the roles and responsibilities of Mr. Morrison will be shared by the executive team of our sponsor, as well as the various members of its property management team.

All references to Mr. Morrison contained in our prospectus are hereby removed, including Mr. Morrison’s biography contained on pages 80–81 of the prospectus.

Effective June 12, 2018, Paula Mathews no longer serves as our Secretary and Executive Vice President and James L. Berg was elected our Secretary. All references to Ms. Mathews and Mr. Berg in our prospectus are hereby updated accordingly.

The list of our executive officers and directors in the “Management — Executive Officers and Directors” subsection of the prospectus is hereby replaced with the following:

Name	Age	Position(s)
H. Michael Schwartz	51	Chairman of the Board of Directors and Chief Executive Officer
Michael S. McClure	55	President
Matt F. Lopez	40	Chief Financial Officer and Treasurer
Wayne Johnson	60	Chief Investment Officer
James L. Berg	65	Secretary
Dean I. Ader	65	Independent Director
Alexander S. Vellandi	47	Independent Director

Subscription Agreement

The subscription agreement contained as Appendix A to the prospectus is hereby deleted and replaced with the Appendix A to this supplement.

APPENDIX A SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS Any person(s) desiring to subscribe for shares of common stock (the “Shares”) in Strategic Storage Trust IV, Inc. (the “Company”) should carefully read and review the prospectus, as supplemented and amended to date (the “Prospectus”), and if he/she/they desire(s) to subscribe for Shares, complete the Subscription Agreement that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please type the information or print in ballpoint pen. AN INVESTMENT IN STRATEGIC STORAGE TRUST IV, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE INVESTOR RECEIVED THE FINAL PROSPECTUS. IF AN INVESTOR’S SUBSCRIPTION IS ACCEPTED, THEN THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR. (1) INVESTMENT Enter the Investment Amount to be invested in either Class A, Class T, or Class W Shares. Please refer to our Prospectus, including the “Questions and Answers About This Offering” section, for a description of our share classes and which classes are available for specific investors. Payment for the full price of the Shares subscribed for should be made payable to Strategic Storage Trust IV, Inc. Select the share class to specify your subscription to either Class A, Class T, or Class W Shares. Indicate your method of payment — either by mail, by wire, or by asset transfer — and fill out the specified information for your method of payment. For purchases of Class W shares through a Registered Investment Advisor not affiliated with a Broker-Dealer, also complete a Certification of Client Suitability on page 7. Class W Shares are only available for purchase by certain categories of purchasers. Class W Shares may only be sold to investors who: (i) purchase shares through fee-based programs, also known as wrap accounts, (ii) purchase shares through participating broker dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchase shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (v) are an endowment, foundation, pension fund, or other institutional investor, or (vi) are a part of any other categories of purchasers or through any other distribution channels that we name in an amendment or supplement to the Prospectus. Waiver of Commission Only — Check this box for sales of Class A shares only if one of the following situations applies: (1) an RIA introduced the sale, the RIA is affiliated with a Broker-Dealer, and the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer; (2) an RIA introduced the sale, the RIA is not affiliated with a Broker-Dealer, and the sale is made pursuant to an RIA Selling Agreement (in this case, include a Certification of Client Suitability); (3) a participating RIA is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans; or (4) a participating Broker-Dealer or Registered Representative of a Broker-Dealer is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediately family members and their IRAs or other retirement plans. Waiver of Commission and Dealer Manager Fee — Check this box if you are any of the following and purchasing Class A shares for your own account, your IRA, or other retirement plan: (a) our directors and officers, (b) directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, or (c) immediate family members of any of the persons or entities listed in (a) and (b). Volume Discount Purchase — Check this box if your purchase of Class A shares qualifies for a volume discount. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the Prospectus) for purposes of a volume discount, then provide the account number of the other person/entity. Please see the “Plan of Distribution — Volume Discounts (Class A Shares Only)” section of our Prospectus for additional information about volume discounts. The minimum required initial investment is $5,000; provided, however, that the minimum required initial investment for purchases made by an individual retirement account, or IRA, is $1,500. If additional investments in the Company are made, you will need to complete an Additional Subscription Agreement Form with the exact name in which the original purchase was made. The investor(s) acknowledge(s) that the broker-dealer named on the original Subscription Agreement may receive a commission on any such additional investments in the Company. (2) (2)a INVESTOR INFORMATION (2)b (2)c (2)d (2)e For non-custodial ownership accounts, enter the exact name in which the Shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter “FBO” followed by the name of the investor. Enter the home address, city, state, zip code, home telephone, business telephone, and email address of the investor. Note: Section 4 should contain the custodian’s mailing address. Enter an alternate mailing address if different than the home address in item (2)b. Enter the date of birth of the investor (required) and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor (required) and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor’s social security number (for identification purposes). Enter Tax ID number, if applicable. Check the appropriate box. If the investor(s) is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available. If a non-resident alien, the investor(s) must submit an original of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment. (3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications. By electing to receive stockholder communications electronically, you authorize the Company to (i) email stockholder communications and reports to you directly, (ii) make stockholder communications and reports available on the Company’s website and notify you by email or mail when and where such documents are available, or (iii) provide a copy of the stockholder communications and reports, or links to such stockholder communications and reports, to you on a CD, USB drive, or other electronic medium mailed to my address of record, or sent by other means of electronic delivery. The stockholder communications we may send electronically include, but are not limited to, the registration statement, Prospectus, Prospectus supplements, quarterly reports, annual reports, proxy statements, charter, bylaws, sales materials, this Subscription Agreement, and applicable exhibits, and any other stockholder communications and reports. You will not receive paper copies of these electronic materials unless you request them or unless we are unable to electronically provide you with copies of these electronic materials. We may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration by sending an e-mail to investorrelations@sam.com. In addition, by connecting to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of stockholder relations materials. Please initial and provide an e-mail address if you choose to consent to electronic delivery. PAGE 1 OF 7 SST4-6-2018

(4) FORM OF OWNERSHIP Non-Custodial Ownership: The Subscription Agreement must be completed in its entirety. Please mail the complete, initialed, signed Subscription Agreement and your form of payment made payable to Strategic Storage Trust IV, Inc. to the address on page 6. Custodial Ownership: The Subscription Agreement must be completed in its entirety. Select the appropriate type of entity; enter the exact name of the custodian, mailing address, business phone and custodial account number. Subscription Agreement must be initialed and signed by investor and sent to Custodian for execution and Medallion Signature Guarantee (MSG) or Corporate Resolution. Custodian will forward the Subscription Agreement and form of payment to the address on page 6. (5) DISTRIBUTION OPTIONS Check the appropriate box to have the distributions mailed to the address of record (either the residence address or the mailing address that is specified in Section 2) or to a third-party or alternate address. Check the appropriate box to participate in the Distribution Reinvestment Plan (the “DRP”). If you are reinvesting pursuant to the DRP, you may elect to reinvest all or a portion of your cash distribution by indicating in Section 5 the percentage desired in case and the percentage desired to be reinvested (percentages must add up to 100%). If the investor(s) prefer(s) direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement, check the preferred option and complete the required information. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank. If you participate in the DRP, we request that you notify the Company and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards imposed by the state in which you reside. AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account listed on the voided check or bank verification provided in response to Section 5 of the Subscription Agreement (the “Bank Account”). I (we) further authorize the Company to debit my (our) Bank Account in the event that the Company erroneously deposits additional funds into my (our) Bank Account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) Bank Account before the Company reverses such erroneously deposited amount, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company. (6) SUBSCRIBER SIGNATURES Please separately initial the representations in paragraphs (1) through (4) where indicated. Please note the higher suitability requirements described in the Prospectus for residents of certain states. If you are a resident of one of the states indicated, please initial the representations in paragraph (5) as applicable. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. The Subscription Agreement must be signed/initialed and dated by the investor(s) and, if applicable, the trustee or custodian. The Subscription Agreement must be signed and guaranteed by the custodian(s) if investing through an IRA, Keogh, or qualified plan, if applicable. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation, or trust, then a general partner, officer, or trustee of the entity must sign. (7) REGISTERED REPRESENTATIVE OR RIA INFORMATION This Section is to be competed and executed by the Registered Representative or RIA. If there is more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete and execute this Section. Please complete all broker-dealer information contained in this Section including the suitability certification (Investor State of Residence). The Subscription Agreement, which has been delivered with the Prospectus, together with a check (if applicable) for the full purchase price, should be delivered or mailed to your broker-dealer. NOTICE TO STOCKHOLDERS The Shares of common stock of the Company are subject to restrictions on transfer. In addition, the Company has the authority to issue Shares of stock of more than three classes. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company’s common stock and (2) the designations and any preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption for the Shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the board of directors to set such rights and preferences to subsequent series. Such request must be made to the Secretary of the Company at its principal office. ACCEPTABLE FORMS OF PAYMENT A. Wire transfers B. Pre-printed personal checks C. Cashier’s checks over $10,000 D. Business checks when applied to company/corporate account E. Trust checks for trust accounts F. Custodial checks for IRA accounts G. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement Pay to the order of “Strategic Storage Trust IV, Inc.” WE CANNOT ACCEPT: Cash, cashier’s checks/official bank checks $10,000 or less, foreign checks, money orders, third party checks, temporary/starter checks, or traveler’s checks. PLEASE NOTE: Because of our anti-money laundering policies, if the investor’s name used in this Subscription Agreement/Signature Page does not match the Payer printed on the form(s) of payment, we may request documents or other evidence as we may reasonably require in order to correlate the investor’s name to the Payer on the form(s) of payment. MAILING ADDRESS: Strategic Storage Trust IV, Inc. c/o Strategic Transfer Agent Services, LLC 10 Terrace Road, Ladera Ranch, CA 92694 Attention: Investor Relations WIRE INSTRUCTIONS: Fifth Third Bank, 222 S. Riverside Plaza MD GRVR3B, Chicago, IL 60606 ABA# 042000314. Account Name: Strategic Storage Trust IV, Inc. Account# 7027464507. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account. PAGE 2 OF 7 SST4-6-2018

SUBSCRIPTION AGREEMENT If you need further assistance in completing this Subscription Agreement/signature page, please call Investor Relations at 866-418-5144. (1) INVESTMENT Initial Investment Additional Investment (Minimum $100.00)—Existing Account # Minimum initial investment = $5,000 (Subscription Agreement or Additional Investment Subscription Agreement must be completed) Minimum initial IRA investment = $1,500 **Unless otherwise described in the Prospectus Please issue form(s) of payment payable to: Funds Enclosed Funds Wired Strategic Storage Trust IV, Inc. Asset Transfer Include Asset Transfer Form Total Invested in Class Total Invested in Class Total Invested in Class A SHARES T SHARES W SHARES $ $ $ For Class A shares only, check if applicable: Waiver of Commission Only: If this box is checked, sales commission will be waived for one of the following (check one): If a Registered Investment Advisor (RIA) has introduced a sale and the RIA is affiliated with a Broker-Dealer, the sales commission will be waived if the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer. If an RIA has introduced a sale and the RIA is not affiliated with a Broker-Dealer, the sales commission will be waived if the sale is made pursuant to a RIA Selling Agreement and you complete the CERTIFICATION OF CLIENT SUITABILITY on page 7. A participating RIA for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans (in this case, this Subscription Agreement must be signed by the participating Registered Investment Advisor. retirement A participating plans, Broker or (b) -Dealer immediate or Registered family members Representative and their of IRAs a participating or other retirement Broker- Dealer plans. for his, her, or its (a) own account, IRAs, or other If for a family member pursuant to (b) of either the third or fourth checkbox above, indicate relationship: Waiver of Commission and Dealer Manager Fee: Please check this box only if you are eligible for a waiver of sales commission and dealer manager fee. Waivers of sales commissions and dealer manager fees are generally only available for purchases made by the following for their own account, IRAs, or other retirement plans: (a) our directors and officers, (b) directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, or (c) immediate family members of any of the persons or entities listed in (a) and (b). If for a family member pursuant to (c) above, indicate relationship and name of relative: Volume Discount Purchase: Please check this box if you are eligible for a volume discount on this purchase. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the Prospectus) for purposes of a volume discount, then provide the account number of the other person/entity: (2) INVESTOR INFORMATION (REQUIRED) SECTION (2)a Mr. Mrs. Ms. Other NAME OF INVESTOR, TRUSTEE OR AUTHORIZED SIGNER (REQUIRED) NAME OF JOINT INVESTOR NAME OF TRUST, BUSINESS OR PLAN SECTION (2)b INVESTOR, TRUSTEE OR AUTHORIZED SIGNER’S STREET ADDRESS (REQUIRED)—NO P.O. BOX CITY STATE ZIP CODE HOME PHONE (REQUIRED) BUSINESS PHONE PHONE EXTENSION SECTION (2)c ALTERNATIVE MAILING ADDRESS OR P.O. BOX CITY STATE ZIP CODE SECTION (2)d INVESTOR DATE OF BIRTH (TRUST OR JOINT INVESTOR / AUTHORIZED (MM/DD/YYYY) (REQUIRED) ENTITY DATE) SIGNER DATE OF BIRTH (MM/DD/YYYY) ENTITY TAX ID # (If Applicable) JOINT INVESTOR / AUTHORIZED INVESTOR SSN# (REQUIRED) SIGNER SSN# SECTION (2)e Please indicate Citizenship Status (REQUIRED): if a box is not checked, U.S. Citizenship will be applied by default. U.S. Citizen Resident Alien Non-Resident Alien*—Country of Origin *If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment. PAGE 3 OF 7 SST4-6-2018

(3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES Instead of receiving paper copies of the registration statement, Prospectus, Prospectus supplements, quarterly reports, annual reports, proxy statements, charter, bylaws, sales materials, this Subscription Agreement, and applicable exhibits, and any other stockholder communications and reports (including, but not limited to, those specified in this sentence), I (a) authorize the Company and consent to electronic delivery of this Subscription Agreement, the Prospectus, and any Initial here other stockholder communications and reports delivered therewith, and (b) authorize the Company to electronically deliver to me all stockholder communications and reports from the Company. In making this authorization, I hereby consent for the Company to electronically send me stockholder communications and reports, including my account-specific information, by either (i) emailing stockholder communications and reports to me directly, (ii) making stockholder communications and reports available on the Company’s website and notify me by email or mail when and where such documents are available, or (iii) providing a copy of the stockholder communications and reports, or links to such stockholder communications and reports, to me on a CD, USB drive, or other electronic medium mailed to my address of record, or sent by other means of electronic delivery. (You must provide an e-mail address if you choose this option.) E-mail address: (4) FORM OF OWNERSHIP NON-CUSTODIAL OWNERSHIP Individual Pension, Profit Sharing Plan or 401K Uniform Gift to Minors Act / Investor must sign, initial, & date Trustee Include copy or custodian of plan document signature required. Uniform Custodian Transfers must sign, initial, to Minors & date Act Joint Tenants with Right of Trust—Include a copy of the Trust Survivorship Partnership or LLC or Certificate of Trust All parties must sign, initial, & date Authorized Agent must sign, Trustee or Grantor Tenants in Common signature(s) required initial, & date. Partnership or Date Established Operating Agreement required. All parties must sign, initial, & date Currently Revocable (Required) Community Property Irrevocable Other: All parties must sign, initial, & date (Specify) Company or Corporation Include any pertinent documents Transfer on Death Authorized officer must sign or initial Include Transfer on Death Form S-Corp Include Corp Resolution C-Corp Include Corp Resolution CUSTODIAL OWNERSHIP SEND ALL PAPERWORK DIRECTLY TO THE CUSTODIAN IRA Qualified Pension or Non-Qualified Custodian Other: (Type) Profit Sharing Plan Account (Specify) Inherited/Beneficiary IRA NAME OF CUSTODIAN OR TRUSTEE Deceased’s Name (required) MAILING ADDRESS CITY STATE ZIP CODE BUSINESS PHONE TO BE COMPLETED BY CUSTODIAN OR OTHER ADMINISTRATOR CUSTODIAN TAX ID CUSTODIAN ACCOUNT # NAME OF CUSTODIAN OR OTHER ADMINISTRATOR SIGNATURE OF CUSTODIAN (IF APPLICABLE) DATE (REQUIRED) Custodian Medallion Signature Guarantee (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNT IS ADMINISTERED BY A THIRD PARTY) (5) DISTRIBUTION OPTIONS ALL DISTRIBUTIONS FOR CUSTODIAL ACCOUNTS WILL BE SENT TO THE CUSTODIAN (REQUIRED) If a box is not checked below, 100% of your distributions will be paid in cash and sent to the address of record. Distribution Reinvestment Plan (DRP) Via Direct Deposit (ACH) Investor elects to participate in the Distribution Reinvestment Plan Complete information below. See ACH language in described in the Prospectus. Section 5 of the instructions. % of each distribution in DRP Checking (must enclose voided check) % of each distribution in cash (total must equal 100%) Savings (verification from bank must be provided) Mail to Alternate Address (2c) Cash Distributions Directed To: Mail to Street Address (2b) NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL MAILING ADDRESS CITY STATE ZIP CODE BANK ABA# (FOR ACH ONLY) ACCOUNT # (MUST ENCLOSE A VOIDED CHECK OR VERIFICATION FROM BANK) PAGE 4 OF 7 SST4-6-2018

(6) SUBSCRIBER SIGNATURES (SIGNATURE/INITIAL & DATE REQUIRED) Please separately initial each of the representations (1) through (4) and any applicable representation in (5) below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Storage Trust IV, Inc. to accept this subscription, I hereby represent and warrant to you as follows: ALL ITEMS MUST BE READ AND INITIALED. (REQUIRED) JOINT OWNER/ OWNER CUSTODIAN (1) I have received the final Prospectus of Strategic Storage Trust IV, Inc. (2) I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and have a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional Shares unless I meet those suitability requirements at the time of purchase. (3) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. (4) I am purchasing the Shares for my own account or, if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent, then I represent that I have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am trustee or authorized agent. INITIAL AS (5) PLEASE SEPARATELY INITIAL, ONLY AS APPLICABLE, THE ITEMS BELOW. APPLICABLE For these purposes, unless otherwise specified below, “net worth” in all cases should be calculated excluding the value of an investor’s home, home furnishings, and automobiles. Unless otherwise specified below, “liquid net worth” is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities. If I am an Alabama resident, I acknowledge that Shares will only be sold to residents of the State of Alabama representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates. If I am an Iowa resident, I acknowledge that Iowa Investors must have either: (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consist of cash, cash equivalents, and readily marketable securities. In addition, an Iowa investor’s aggregate investment in this Company, shares of its affiliates, and other non exchange traded real estate investment trusts may not exceed 10% of his or her liquid net worth. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, as amended, are not subject to the 10% investment limitation. If I am a Kansas resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs. For these purposes, “liquid net worth” shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles. If I am a Kentucky resident, I acknowledge that my aggregate investment in this Company and any affiliate non-publicly traded REITs must not exceed 10% of my liquid net worth. If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. If I am a Massachusetts resident, I acknowledge that no more than 10% of any one Massachusetts investor’s liquid net worth may be invested in this Company and in other illiquid direct participation programs. For this purpose, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am a Missouri resident, I acknowledge that no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in any single class of this Company’s stock. If I am a Nebraska resident, I acknowledge that, in addition to the suitability standards above, Nebraska investors must limit their aggregate investment in this Company’s Shares and in other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth. Accredited investors, as defined in 17 C.F.R. § 230.501, as amended, are not subject to this limitation. If I am a New Jersey resident, I acknowledge that Shares will only be sold to residents of New Jersey who have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income at least $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities. In addition, a New Jersey investor’s investment in this Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth. If I am a New Mexico resident, I acknowledge that, in addition to the suitability standards above, the State of New Mexico requires that each investor in that state limit his or her investment in this Company, its affiliates, and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. If I am a North Dakota resident, I acknowledge that Shares will only be sold to residents of the State of North Dakota representing that they have a net worth of at least 10 times their investment in this Company and that they meet one of this Company’s suitability standards. If I am an Ohio resident, I acknowledge that it shall be unsuitable for an Ohio investor’s aggregate investment in shares of this Company, its affiliates, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her, or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am an Oregon resident, I acknowledge that Shares will only be sold to residents of the State of Oregon representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates and that they meet one of this Company’s suitability standards. If I am a Pennsylvania resident, I acknowledge that my investment in this Company must be no more than 10% of my net worth. If I am a Tennessee resident, I acknowledge that my investment in this Company must not exceed 10% of my liquid net worth (exclusive of home, home furnishings and automobiles). If I am a Vermont resident, I acknowledge that accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, as amended, may invest freely in this offering. I also acknowledge that, in addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Your sale is not final for five (5) business days after your receipt of the final Prospectus. We will deliver a confirmation of sale to you after your purchaseis completed. TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CERTIFICATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 2 above. Certification instructions. You must cross out certification 2 in the previous paragraph if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds. The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. SIGNATURE OF JOINT OWNER OR SIGNATURE OF OWNER (REQUIRED) DATE (REQUIRED) BENEFICIAL OWNER (REQUIRED) DATE (REQUIRED) PAGE 5 OF 7 SST4-6-2018

(7) REGISTERED REPRESENTATIVE OR RIA INFORMATION TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA The Registered Representative or Registered Investment Advisor (“RIA”) must sign below to complete the order. The Registered Representative or RIA warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. BROKER-DEALER OR RIA FIRM NAME (REQUIRED) CRD # BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX CITY STATE ZIP CODE BUSINESS PHONE (REQUIRED) FAX # REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (REQUIRED) REPRESENTATIVE # REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX BRANCH ID # CITY STATE ZIP CODE BUSINESS PHONE (REQUIRED) FAX # EMAIL ADDRESS The undersigned confirm on behalf of the Broker-Dealer or RIA Firm that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct, and complete in all respects; (2) have discussed such investor’s prospective purchase of Shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. I hereby certify that I hold a Series 7 or Series 62 FINRA license and I INVESTOR STATE OF RESIDENCE (REQUIRED) am registered in the following state in which this sale was completed. (Not applicable for RIAs.) If sale is being made through an RIA, fill out and sign the attached Certification of Client Suitability and include it with your completed Subscription Agreement. SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISORS (REQUIRED) DATE (REQUIRED) X X SIGNATURE OF BROKER-DEALER OR RIA (IF REQUIRED BY BROKER-DEALER) DATE (REQUIRED) X All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus entirely for a complete explanation of an investment in Strategic Storage Trust IV, Inc. MAIL TO: Strategic Storage Trust IV, Inc. c/o Strategic Transfer Agent Services, LLC 10 Terrace Road, Ladera Ranch, CA 92694 Attention: Investor Relations Wire Information: Fifth Third Bank, 222 S. Riverside Plaza MD GRVR3B, Chicago, IL 60606 ABA# 042000314. Account Name: Strategic Storage Trust IV, Inc. Account# 7027464507. Investor Relations Toll Free Phone Line: 866-418-5144 PAGE 6 OF 7 SST4-6-2018

FOR RIA USE ONLY CERTIFICATION OF CLIENT SUITABILITY Client Name: The undersigned hereby certifies to Select Capital Corporation (“Dealer Manager”) as follows: 1. The undersigned is a registered investment advisor pursuant to the Investment Advisers Act of 1940, as amended. 2. The undersigned is not receiving any commission in connection with such investment. 3. The Client desires to invest in Strategic Storage Trust IV, Inc. (the “REIT”). 4. Prior to recommending purchase of shares of the REIT’s common stock (“Shares”), the undersigned had and continues to have reasonable grounds to believe, based upon information provided by the Client concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by the undersigned, that: (A) each Client that purchases Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each Client that purchases Shares has a net worth and income sufficient to sustain the risks inherent in the Shares, including loss of the entire investment and lack of liquidity, and (C) the Shares otherwise are or will be a suitable investment for each Client that purchases Shares, and the undersigned shall maintain files disclosing the basis upon which the determination of suitability was made. 5. The undersigned agrees and acknowledges that Dealer Manager is relying on this certification with respect to the suitability of the Client to purchase Shares through Dealer Manager. 6. The undersigned represents and warrants that the undersigned has informed the Client of the current purchase price for Shares, including the purchase price for Shares under the distribution reinvestment plan. 7. The undersigned further represents and warrants that the information set forth in this Certification is accurate and that the Client’s subscription to purchase Shares either does not involve a discretionary account or, if so, that the undersigned has made the Client aware, prior to subscribing for the Shares, of the risks entailed in investing in the Shares. IN WITNESS WHEREOF, the undersigned has certified to the foregoing statements this day of , 201 . ADV or IARD # SIGNATURE OF REGISTERED INVESTMENT ADVISOR PRINT NAME OF REGISTERED INVESTMENT ADVISOR Please complete this Certification as part of each Client’s completed subscription and send documents to Strategic Transfer Agent Services, LLC in accordance with the subscription agreement procedures. PAGE 7 OF 7 SST4-6-2018